EXHIBIT 5

ROBERT BRANTL, ESQ.

52 Mulligan Lane

Irvington, NY 10533

914-693-3026

December 20, 2006

Triton Petroleum Group, Inc.

14 Garrison Inn Lane

Garrison, NY 10524

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which Triton Petroleum Group, Inc. proposes to file with the Securities and Exchange Commission registering 20,000,000 common shares which may be offered and sold by Triton Petroleum Group, Inc. under the 2006 Equity Incentive Option Plan (the “Shares”), I am of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Yours,

/s/ Robert Brantl

Robert Brantl